Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 276340 on Form S-3 of our report dated February 24, 2025, relating to the financial statements and financial statement schedules of Athene Holding Ltd., appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Des Moines, Iowa
February 24, 2025